UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): December 3, 2018

Commission File Number 000-54530

GOPHER PROTOCOL INC.

(Exact name of small business issuer as specified in its charter)

Nevada	27-0603137
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2500 Broadway, Suite F-125, Santa Monica, CA 90404

(Address of principal executive offices)

424-238-4589

(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Item 2.03	Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 3, 2018, Gopher Protocol Inc. (the “Company”) entered into a Securities Purchase Agreement (the “SPA”) with an otherwise unaffiliated third-party institutional investor (the “Investor”), pursuant to which the Company issued to the Investor a Senior Secured Redeemable Convertible Debenture (the “Debenture”) in the aggregate face value of $8,340,000. The Debenture has a maturity date two years from the issuance date and the Company has agreed to pay compounded interest on the unpaid principal balance of the Debenture at the rate equal to the Wall Street Journal Prime Rate plus 2% per annum. Interest is payable on the date the applicable principal is converted or on maturity. The interest must be paid in cash and, in certain circumstances, may be paid in shares of common stock. The transactions described above closed on December 3, 2018. In connection with the issuance of the Debenture and pursuant to the terms of the SPA, the Company issued to the Investor a Common Stock Purchase Warrant to acquire up to 22,500,000 shares of common stock for a term of three years (the “Warrant”) on a cash-only basis at an exercise price of $1.00 per share with respect to 5,000,000 warrant shares, $0.75 with respect to 7,500,000 warrant shares and $0.50 with respect to 10,000,000 warrant shares. Pursuant to the terms of the SPA, the Investor agreed to tender to the Company the sum of $7,500,000, of which the Company received the sum of $4,500,000 as of the closing and is to receive three additional tranches of $1,000,000 on the first, second, and third monthly anniversaries of the closing. As of the closing, the face value of the Debenture was $5,004,000.00; as of the first month’s anniversary of the closing, the face value of the Debenture is to increase to $6,116,000.00; as of the second month’s anniversary of the closing, the face value of the Debenture is to increase to $7,228,000.00; and as of the third month’s anniversary of the closing, the face value of the Debenture is to increase to $8,340,000.00. As of the closing, the number of warrant shares was 13,500,000; as of the first month’s anniversary of the closing, the number of warrant shares is to increase to 16,500,000; as of the second month’s anniversary of the closing, the number of Warrant Shares is to increase to 19,500,000; as of the third month’s anniversary of the closing, the number of Warrant Shares is to increase to 22,500,000.

Pursuant to the Securities Purchase Agreement, the Company agreed to sell the Debenture, the shares of common stock issuable upon conversion of the Debenture, the Warrant and the shares of common stock issuable upon exercise of the Warrant pursuant to an effective shelf registration statement on Form S-3 (Registration No 333-225189), declared effective by the Securities and Exchange Commission on July 17, 2018, and a related prospectus supplement thereto.

Prior to the maturity date, provided that no trigger event has occurred, the Company will have the right at any time upon 30 trading days’ prior written notice, in its sole and absolute discretion, to redeem all or any portion of the Debenture then outstanding by paying to the Investor an amount equal to 150% of the of the portion of the Debenture being redeemed.

The Investor may convert the Debenture into shares of the Company’s common stock at a conversion price equal to 95% of the mathematical average of the 5 lowest individual daily volume weighted average prices of the common stock, less $.05 per share, during the period beginning on the issuance date and ending on the maturity date. In the event certain equity conditions exist, the Company may require that the Investor convert the Debenture. In no event shall the Debenture be allowed to effect a conversion if such conversion, along with all other shares of Company common stock beneficially owned by the Investor and its affiliates would exceed 4.9% of the outstanding shares of the common stock of the Company.

The foregoing description of the terms of the above transactions do not purport to be complete and are qualified in their entirety by reference to the provisions of such agreements, the forms of which are filed as exhibits to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description
4.54	Form of Senior Secured Redeemable Convertible Debenture dated December 3, 2018 issued to the Investor.
4.55	Form of Common Stock Purchase Warrant dated December 3, 2018 issued to the Investor.
10.66	Form of Securities Purchase Agreement dated December 3, 2018 between Gopher Protocol Inc. and the Investor.
10.67	Form of IP Security Agreement dated December 3, 2018 between Gopher Protocol Inc. and the Investor.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GOPHER PROTOCOL INC.

		By:	/s/ Douglas Davis
		Name:	Douglas Davis
		Title:	Interim CEO

Date:	December 4, 2018